Exhibit 99.1

DIRECT ENERGY
Combined Consolidated Financial Statements for Years Ended December 31, 2019 and 2018, and Independent Auditors’ Report

Combined Consolidated Financial Statements for Years Ended December 31, 2019 and 2018
Independent Auditors’ Report
Combined Consolidated Balance Sheets as of December 31, 2019 and 2018
Combined Consolidated Statements of Income/(Loss) and Comprehensive Income/(Loss) for the years ended December 31, 2019 and 2018
Combined Consolidated Statements of Parent Equity for the years ended December 31, 2019 and 2018
Combined Consolidated Statements of Cash Flows for the years ended December 31, 2019 and 2018
Notes to the Combined Consolidated Financial Statements

INDEPENDENT AUDITORS’ REPORT

Direct Energy Marketing Limited and Centrica US Holdings Inc.

We have audited the accompanying combined consolidated financial statements of Direct Energy Marketing Limited and Centrica US Holdings Inc. (referred to as “Direct Energy” or the “Company”), both of which are under common ownership and common management, which comprise the combined consolidated balance sheets as of December 31, 2019 and 2018, and the related combined consolidated statements of income/(loss) and comprehensive income/(loss), parent equity, and cash flows for the years then ended, and the related notes to the combined consolidated financial statements.

Management's Responsibility for the Combined Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of these combined consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors' Responsibility
Our responsibility is to express an opinion on these combined consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the combined consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company's preparation and fair presentation of the combined consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion
In our opinion, the combined consolidated financial statements referred to above present fairly, in all material respects, the financial position of Direct Energy Marketing Limited and Centrica US Holdings Inc. as of December 31, 2019 and 2018, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter
As discussed in Note 1 to the combined consolidated financial statements, Direct Energy receives certain services and support from Centrica plc (the “Parent”) and expenses related to these services and support are included within Selling, General and Administrative expense. As also discussed in Note 1 to the combined consolidated financial statements, Direct Energy participates in the Parent’s centralized cash management and financing programs and has entered into debt arrangements with its Parent. The related debt balances are included in due from affiliates and related party notes payable within the combined consolidated balance sheets. The related interest expense is included in interest expense within the combined consolidated statements of income/(loss) and comprehensive income/(loss). The combined consolidated financial statements included herein may not be indicative of the financial position, results of operations, and cash flows if Direct Energy had been historically operated as a separate, standalone entity during the periods presented. Our opinion is not modified with respect to this matter.

/s/ Deloitte & Touche LLP

Houston, Texas
October 26, 2020

DIRECT ENERGY
COMBINED CONSOLIDATED BALANCE SHEETS
(In millions)

	As of December 31,
Assets	2019	2018
Current assets:
Cash and cash equivalents	$77	91
Restricted cash	13	15
Accounts receivable, net of allowance for doubtful accounts of $104 and $59, respectively	1,926	2,101
Inventory	133	175
Derivative instruments	222	321
Prepayments and other current assets	351	488
Due from affiliates	622	207
Total Current Assets	3,344	3,398
Property, plant, and equipment, net	217	322
Operating lease right-of-use assets, net	33	-
Goodwill	2,236	2,304
Intangible assets, net	175	270
Related party notes receivable	41	40
Derivative instruments	102	78
Deferred income tax assets	-	12
Other non-current assets	28	74
Total Assets	$6,176	6,498
Liabilities and Parent Equity
Current liabilities:
Current portion of long-term debt and finance leases	$3	-
Current portion of operating lease liabilities	12	-
Accounts payable	1,213	1,456
Derivative instruments	443	175
Accrued expenses and other current liabilities	520	672
Total Current Liabilities	2,191	2,303
Commitments and Contingencies (Footnote 14)
Long-term debt and finance leases	7	-
Derivative instruments	111	98
Deferred income tax liabilities	35	151
Related party notes payable	1,000	1,000
Other non-current liabilities	64	49
Total Liabilities	3,408	3,601
Parent equity:
Net parent investment	2,896	3,060
Accumulated other comprehensive income	(128)	(163)
Total Parent Equity	2,768	2,897
Total Liabilities and Parent Equity	$6,176	6,498
The accompanying notes are an integral part of the combined consolidated financial statements

DIRECT ENERGY
COMBINED CONSOLIDATED STATEMENTS OF INCOME/(LOSS) AND COMPREHENSIVE INCOME/(LOSS)
(In millions)

	Years Ended December 31,
	2019	2018
Operating Revenues
Total operating revenues	$13,935	15,169
Operating Costs and Expenses
Cost of operations	13,059	13,687
Depreciation and amortization	101	132
Impairment losses	65	-
Selling, general and administrative	974	1,025
Total operating costs and expenses	14,199	14,844
Gain on disposal of business	146	-
Operating Income/(Loss)	(118)	325
Other Expense
Other expenses/(income), net	4	(39)
Interest expense	68	67
Total other expense	72	28
Income/(Loss) Before Income Taxes	(190)	297
Income tax benefit/(expense)	20	(84)
Net Income/(Loss)	$(170)	213

Comprehensive Income/(Loss)
Net income/(loss)	$(170)	213
Other Comprehensive Income/(Loss)
Foreign currency translation adjustments	35	(76)
Other comprehensive income/(loss)	35	(76)
Comprehensive Income/(Loss)	$(135)	137

The accompanying notes are an integral part of the combined consolidated financial statements

DIRECT ENERGY
COMBINED CONSOLIDATED STATEMENTS OF PARENT EQUITY
(In millions)

	Net Parent Investment	Accumulated Other Comprehensive Income	Total Parent Equity

Balance as of January 1, 2018	$3,071	(87)	2,984
Net income	213	-	213
Other comprehensive income/(loss)	-	(76)	(76)
Net transfers (to)/from parent	(231)	-	(231)
Share-based compensation	7	-	7
Balance as of December 31, 2018	$3,060	(163)	2,897
Net income	(170)	-	(170)
Other comprehensive income/(loss)	-	35	35
Net transfers (to)/from parent	(8)	-	(8)
Share-based compensation	14	-	14
Balance as of December 31, 2019	$2,896	(128)	2,768

The accompanying notes are an integral part of the combined consolidated financial statements

DIRECT ENERGY
COMBINED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Years Ended December 31,
	2019	2018
Cash Flows from Operating Activities
Net income/(loss)	$(170)	213
Adjustments to reconcile net income/(loss) to net cash provided by operating activities:
Gain on disposal of business	(146)	-
Depreciation and amortization	101	132
Provision for bad debts	116	70
Non-cash lease expense	11	-
Net loss on sale and disposal of assets	1	-
Impairment losses and inventory write-off	82	-
Unrealized loss on derivative instruments	355	39
Changes in deferred income taxes	(104)	21
Share-based compensation expense	14	7
Net periodic benefit cost	6	2
Cash provided/(used) by changes in other working capital, net of acquisition and disposition effects:
Accounts receivable	68	(187)
Inventory	21	45
Prepayments and other current assets	185	(22)
Accounts payable	(247)	180
Accrued expenses and other liabilities	246	559
Due to/from affiliates	(100)	(89)
Operating lease liabilities	(11)	-
Current tax assets and liabilities	(14)	79
Net Cash Provided by Operating Activities	$414	1,049
Cash Flows from Investing Activities
Payments for acquisitions of businesses	-	(73)
(Payments of)/proceeds from related party revolvers	(268)	197
Issuance of term loan to related party	-	(40)
Renewable energy certificates	(358)	(351)
Purchases of fixed and intangible assets	(24)	(62)
Payments for asset acquisitions	-	(26)
Proceeds from sale of assets, net of cash disposed	3	1
Proceeds from disposal of a business	273	-
Net Cash Used by Investing Activities	$(374)	(354)

The accompanying notes are an integral part of the combined consolidated financial statements

DIRECT ENERGY
COMBINED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Years Ended December 31,
Cash Flows from Financing Activities	2019	2018
Distributions to Parent	(19)	(231)
Payments for related party term loans	-	(500)
Proceeds from early settlement of Term Loan	-	39
Changes in related party revolver balances	(32)	32
Payments of deferred acquisition consideration	(4)	(5)
Payments of principal under finance leases	(2)	(4)
Net Cash Used by Financing Activities	$(57)	(669)
Foreign exchange impact on Cash and Cash Equivalents and Restricted Cash	1	(2)
Net (Decrease)/Increase in Cash and Cash Equivalents and Restricted Cash	(16)	24
Cash and Cash Equivalents and Restricted Cash as of Beginning of Period	106	82
Cash and Cash Equivalents and Restricted Cash as of End of Period	$90	106
Cash and Cash Equivalents	77	91
Restricted Cash	13	15

Cash paid for income taxes, net of refunds, was $60 and $8 for the years ended December 31, 2019 and 2018, respectively. Cash paid for interest was $81 and $95 for the years ended December 31, 2019 and 2018, respectively. Additionally, during 2019, the Company had non-cash transfers of $11 from the Parent.
The accompanying notes are an integral part of the combined consolidated financial statements

DIRECT ENERGY
NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS
(In millions)

NOTE 1 – DESCRIPTION OF THE BUSINESS AND BASIS OF PRESENTATION
The accompanying combined consolidated financial statements reflect the combined consolidated net assets and operations related to the Direct Energy business (“Direct Energy,” “we,” or the “Company”), a business of Centrica plc (“Centrica,” or the “Parent”), a leading international energy services and solutions provider focused on satisfying the changing needs of customers and enabling the transition to a lower carbon future. Direct Energy primarily operates through Centrica US Holdings, Inc. (“CUSHI”) and Direct Energy Marketing Limited (“DEML”), two indirect, wholly-owned subsidiaries of Centrica and not as a standalone company. Direct Energy is one of North America’s largest retail providers of electricity, natural gas, and home and business energy-related services. The Company, which is headquartered in Houston, Texas, has operations in all 50 U.S. states and 6 Canadian provinces and serves nearly 4 million customers.

Standalone financial statements have not been historically prepared for Direct Energy. The accompanying combined consolidated financial statements have been prepared on a standalone basis derived from the consolidated financial statements and historical accounting records of the Parent and are presented on a carve-out basis to reflect the historical financial position, results of operations, and cash flows applicable to Direct Energy. The Company has prepared the combined consolidated financial statements in accordance with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”).

The combined consolidated Statements of Income/(Loss) and Comprehensive Income/(Loss) include all revenues and costs directly attributable to Direct Energy. The financial statements also include allocations of certain selling, general, and administrative expenses from Parent. These allocations reflect the provision of services and support by the Parent relating to certain corporate functions, including, but not limited to, senior management, legal, human resources, finance, IT and other shared services. Corporate expenses are allocated to Direct Energy based on direct usage or benefit, where identifiable, with the remainder allocated on a pro rata basis of revenues, headcount, number of transactions, or other measures as determined appropriate. In certain instances, the Parent is charged by the Company in relation to services rendered by the Company to the Parent or financing provided by the Company to the Parent. All of the allocations and estimates in the combined consolidated financial statements are based on assumptions that the Company’s management (the “management”) believes are reasonable.

The combined consolidated Balance Sheets include the assets and liabilities that have historically been held by Direct Energy. The Parent’s short and long-term debt has not been pushed down to Direct Energy’s combined consolidated financial statements because Direct Energy is not the legal obligor of the debt and the Parent’s borrowings were not directly attributable to Direct Energy. The Company participates in the Parent’s centralized cash management and financing programs and has entered into debt arrangements with its Parent. The related debt balances are included in Due from Affiliates and Related Party Notes Payable within the combined consolidated Balance Sheets. The related interest expense is included in Interest Expense within the combined consolidated Statements of Income/(Loss) and Comprehensive Income/(Loss).

Net Parent Investment, which is presented in lieu of Stockholder’s Equity in the combined consolidated financial statements, represents Centrica’s interest in the recorded net assets of the Company, specifically the cumulative net investment by Centrica in the Company and cumulative operating results through the dates presented. Transactions between the Company and Parent have been included in the accompanying combined consolidated financial statements. Transactions with Parent are reflected in the accompanying combined consolidated Statements of Parent Equity as Net Transfers (to)/from Parent and in the accompanying combined consolidated Balance Sheets within Net Parent Investment. All intercompany accounts and transactions between the businesses comprising Direct Energy have been eliminated in the accompanying combined consolidated financial statements. Refer to Note 16, Relationship with Parent and Other Related Parties for additional details.

The combined consolidated financial statements included herein may not be indicative of the financial position, results of operations, and cash flows of Direct Energy in the future or if Direct Energy had been a separate, standalone entity during the periods presented. All amounts are in millions of U.S. dollars (“USD”) unless stated otherwise.

DIRECT ENERGY
NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS
(In millions)

On July 24, 2020, Centrica entered into a Purchase Agreement (the “Purchase Agreement”) by and among Centrica, Centrica Beta Holdings Limited, a wholly owned indirect subsidiary of Parent, Centrica Gamma Holdings Limited, a wholly owned indirect subsidiary of Parent, CUSHI, a wholly owned direct subsidiary of Centrica Beta Holdings Limited (the “Transferred US Entity”), DEML, a wholly owned direct subsidiary of Centrica Gamma Holdings Limited (the “Transferred Canadian Entity”), and NRG Energy, Inc.( “NRG”). Pursuant to the Purchase Agreement, NRG has agreed to purchase Parent’s North American energy supply and services business, Direct Energy. Subject to the terms and conditions of the Purchase Agreement, the Company will acquire Direct Energy through the acquisition of (i) all the issued and outstanding common shares of the Transferred US Entity and (ii) all the issued and outstanding common shares of the Transferred Canadian Entity (such acquisitions, together with the other transactions contemplated by the Purchase Agreement, the “Transaction”).

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities including goodwill and intangible assets, accounts receivable, right-of-use assets and lease liabilities, retirement benefit obligations, and deferred tax assets; determination that contracts are probable of physical settlement resulting in designation of such contracts as normal purchase normal sales (“NPNS”); determination of useful lives of definite-lived intangible assets; valuation of energy commodity contracts; valuation of assets acquired and liabilities assumed in business combinations and asset acquisitions; and determination of the reported amounts of revenue and expenses during the period. These estimates are evaluated on an ongoing basis and are based on historical experience, current conditions, and various other assumptions thought to be reasonable under the circumstances. Actual results could differ from these estimates.

Business Combinations and Asset Acquisitions
Business combinations are accounted for using the acquisition method, in accordance with ASC 805, Business Combinations (“ASC 805”), and accordingly, the assets acquired, liabilities assumed, and any non-controlling interest in the acquired business are recorded at the acquisition date fair value. Upon acquisition, the purchase price is first allocated to identifiable assets and liabilities, with any remaining purchase price recorded as goodwill. Determining the fair value of assets acquired and liabilities assumed requires management’s judgment and involves the use of significant estimates, including projections of future cash inflows and outflows, discount rates, asset lives, and market multiples. For certain acquisitions, a substantial portion of the purchase price is allocated to goodwill and other intangible assets. The results of operations of acquired businesses are included in the combined consolidated Statements of Income/(Loss) and Comprehensive Income/(Loss) from the acquisition date. Acquisition-related costs, including advisory, legal, accounting, valuation, and other costs are expensed as incurred.

If an acquired asset or an asset group does not constitute a business, the transaction is not a business combination and is accounted for as an asset acquisition. Asset acquisitions are accounted for using a cost accumulation model. In a cost accumulation model, the cost of the acquisition, including certain transaction costs, is allocated to the assets acquired on the basis of relative fair values.

Refer to Note 4, Acquisitions and Disposition for additional information.

Cash and Cash Equivalents
Cash and cash equivalents include highly liquid investments with original maturity dates of three months or less at the time of purchase. The Company’s credit risk in respect of cash and cash equivalents is limited because the counterparties are banks with high credit ratings assigned by international credit-rating agencies.

DIRECT ENERGY
NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS
(In millions)

Restricted Cash
Restricted cash consists primarily of funds that are on fixed deposit and are contractually restricted as to usage or withdrawal. The Company has presented Restricted Cash separately from Cash and Cash Equivalents on the combined consolidated Balance Sheets.

Accounts Receivable and Allowance for Doubtful Accounts
Accounts receivable are recorded at the invoiced amount and do not bear interest. The Company maintains an allowance for doubtful accounts, which is estimated based on the aging of accounts receivables. Economic indicators, industry trends, and knowledge of potential write-offs of specific client accounts are also considered in determining the allowance for doubtful accounts. The Company reviews its allowance for doubtful accounts monthly, with past due balances over a specified amount reviewed individually for collectability. Account balances are written off against the allowance after all means of collection have been exhausted and recovery is considered remote. The allowance for doubtful accounts was $104 and $59, as of December 31, 2019 and 2018, respectively. Bad debt expense was $116 and $70 for the years ended December 31, 2019 and 2018, respectively.

Derivative Instruments
The Company accounts for derivative financial instruments under ASC 815, Derivatives and Hedging (“ASC 815”), which requires the Company to record all derivatives on the combined consolidated Balance Sheets at fair value unless the derivatives qualify for the NPNS exception. Changes in the fair value of derivatives are immediately recognized in earnings.

Direct Energy’s economic hedging and optimization activities are subject to limits in accordance with the Company’s Risk Management Policy. These contracts are recognized on the combined consolidated Balance Sheets at fair value and changes in the fair value of these derivative financial instruments are recognized in earnings. Refer to Note 6, Accounting for Derivative Instruments for additional information.

Inventory
Inventory is primarily comprised of gas and other consumables and the majority of the Company’s inventory is consumed in the delivery of goods to customers. Inventory is initially recognized at cost, which is considered to be the sum of the purchase price and any incidental expenditures and charges incurred to bring the inventory to its existing condition or location. Subsequently, inventories are measured at the lower of cost or net realizable value, where cost is determined using a weighted-average cost method. When evidence exists that the net realizable value of inventory is lower than its cost, the difference is recognized as a loss in the combined consolidated Statements of Income/(Loss) and Comprehensive Income/(Loss). Refer to Note 7, Inventory for additional information.

Property, Plant, and Equipment
Property, plant, and equipment is carried at cost less accumulated depreciation and includes expenditures that substantially increase the useful lives of existing property and equipment. Maintenance, repairs, and minor renovations are charged to expense as incurred. When property and equipment is retired or otherwise disposed of, the related costs and accumulated depreciation are removed from their respective accounts, and any difference between the sale proceeds and the carrying amount of the asset is recognized as a gain or loss on disposal in the combined consolidated Statements of Income/(Loss) and Comprehensive Income/(Loss).

The Company provides for depreciation using the straight-line method over the estimated useful lives as follows:

Estimated Useful Life
Land	Indefinite
Building	Up to 50 years
Equipment and vehicles	3 to 10 years
Application software	Up to 15 years

DIRECT ENERGY
NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS
(In millions)

These estimated useful lives and depreciation methods are reviewed at each year-end, with the effect of any changes in estimates accounted for prospectively. All depreciation expense is included within Depreciation and Amortization in the combined consolidated Statements of Income/(Loss) and Comprehensive Income/(Loss). Refer to Note 8, Property, Plant, and Equipment for additional information.

Internal Use Software Development Costs
The Company capitalizes certain costs incurred to develop internal use software. All costs incurred that relate to planning and post implementation phases of development are expensed as incurred. Costs incurred in the development and implementation phases are capitalized and amortized over the estimated useful life of the software. The Company capitalized software development costs of approximately $6 and $8 for the years ended December 31, 2019 and 2018, respectively. These amounts are presented within Property, Plant, and Equipment, net on the combined consolidated Balance Sheets.

Impairment of Long-Lived Assets
In accordance with ASC 360, Property, Plant, and Equipment (“ASC 360”), a long-lived asset or asset group is tested for recoverability whenever events or changes in circumstances indicate that the asset or asset group’s carrying amount may not be recoverable. An impairment loss is recognized only if the carrying amount of the long-lived asset or asset group is not recoverable and exceeds its fair value. The carrying amount of a long-lived asset or asset group is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset or asset group. An impairment loss is measured as the amount by which the carrying amount of the asset or asset group exceeds its fair value. The Company recognized an impairment loss for the year ended December 31, 2019 relating to the disposal of an internally developed enterprise resource planning system. Refer to Note 8, Property, Plant, and Equipment for additional information.

Leases
The Company disaggregates leases into two categories: property and vehicles. All property leases are classified as operating leases and most vehicle leases are classified as finance leases, both of which are presented on the combined consolidated Balance Sheet in accordance with ASC 842, Leases (“ASC 842”) as of December 31, 2019. The initial measurement of the lease liability for all leases is equal to present value of the lease payments not yet paid, discounted using the discount rate at lease commencement. Additionally, a right-of-use asset is recognized with an initial measurement in the amount of the lease liability as adjusted for initial direct costs incurred by the lessee, payments made by the lessor prior to commencement, and lease incentives. Refer to Note 9, Leases for additional information.

Goodwill and Other Intangible Assets
Goodwill and other intangible assets result primarily from business combinations, as discussed in Note 4, Acquisitions and Disposition. In accordance with ASC 350, Intangibles-Goodwill and Other (“ASC 350”), the Company recognizes goodwill for the excess cost of an acquired entity over the net value assigned to assets acquired and liabilities assumed. Other intangible assets, which are comprised of both assets with indefinite lives not subject to amortization and assets with definite lives subject to amortization, represent contractual rights held by the Company.

In accordance with the authoritative guidance, all intangible assets are tested for impairment annually, or more frequently if indicators of potential impairment exist. The Company performs this annual testing as of September 20. Neither goodwill nor indefinite lived intangible assets are subject to amortization.

Goodwill
For goodwill, impairment is assessed at the reporting unit level. For the annual impairment testing, the Company has the option of assessing qualitative factors to determine whether it is more likely than not that the carrying amount of a reporting unit exceeds its fair value. Qualitative factors considered in the assessment include industry and market considerations, the competitive environment, overall financial performance, changing cost factors, such as labor costs, and other factors, such as changes in management or key personnel. If the Company elects to perform the qualitative assessment and concludes that it is more likely than not that the fair value of the reporting unit is more

DIRECT ENERGY
NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS
(In millions)

than its carrying amount, then goodwill is not considered impaired and the quantitative impairment test is not necessary.

For reporting units for which the qualitative assessment concludes that it is more likely than not that the fair value of the reporting unit is less than its carrying amount and for reporting units for which the qualitative assessment is not performed, the Company will perform the prescribed impairment test. This impairment test compares the fair value of a reporting unit with the reporting unit’s carrying amount. If the fair value is less than the carrying amount, the Company will recognize an impairment charge for the excess, provided the loss recognized does not exceed the total amount of goodwill allocated to that reporting unit. After an impairment loss is recognized, the adjusted carrying amount of the goodwill becomes the new accounting basis of the asset. There were no goodwill impairment losses for the years ended December 31, 2019 or 2018.

Indefinite Lived Intangible Assets
For indefinite lived intangible assets the Company has the option of assessing qualitative factors to determine whether it is more likely than not that the indefinite lived intangible asset is impaired. The qualitative assessment is consistent with the qualitative assessment performed for goodwill. If the qualitative assessment is not performed or the factors indicate it is more likely than not that impairment exists, a quantitative test is performed. The quantitative impairment test for indefinite lived intangible assets consists of a comparison of the fair value of the asset with the intangible asset’s carrying amount. If the carrying amount of an intangible asset exceeds its fair value, the Company recognizes an impairment loss in an amount equal to that excess. After an impairment loss is recognized, the adjusted carrying amount of the intangible asset becomes the new accounting basis of the asset. There were no material impairment losses on indefinite lived intangible assets for the years ended December 31, 2019 or 2018.

Definite Lived Intangible Assets
Acquired definite lived intangibles are subject to amortization over their useful lives. The method of amortization selected reflects the pattern in which the economic benefits of the specific intangible asset are consumed or otherwise used up. If that pattern cannot be reliably determined, a straight-line amortization method is used over the estimated useful life. Intangible assets that are subject to amortization are reviewed for potential impairment at least annually or whenever events or circumstances indicate that carrying amounts may not be recoverable. Events or circumstances that might require impairment testing include the identification of other impaired assets within a reporting unit, loss of key personnel, the disposition of a significant portion of a reporting unit, or a significant adverse change in business climate or regulations. Recoverability of these assets is determined by comparing the carrying value of these assets to the estimated undiscounted future cash flows expected to be generated by these assets. These assets are impaired when their carrying value exceeds their fair value. Impaired definite lived intangible assets are written down to their fair value with a charge to expense in the period the impairment is identified. There were no material impairment losses on definite lived intangible assets for the years ended December 31, 2019 or 2018.

The Company provides for amortization of other intangible assets using the straight-line method designed to amortize costs over the estimated useful lives as follows:

Estimated Useful Life
Trade names	Indefinite
Customer relationships – gas	8 years
Customer relationships – electricity	5 years

These estimated useful lives and amortization methods are reviewed at each year-end, with the effect of any changes in estimates accounted for prospectively. All amortization expense is included within Depreciation and Amortization in the combined consolidated Statements of Income/(Loss) and Comprehensive Income/(Loss). For further discussion of these assets refer to Note 10, Goodwill and Other Intangible Assets.

DIRECT ENERGY
NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS
(In millions)

Foreign Currency Translation and Transaction Gains and Losses
The reporting currency of the Company is USD. The Company has foreign operations in Canada, for which the functional currency is the Canadian dollar (“CAD”). Foreign currency denominated assets and liabilities are translated into USD at the exchange rate on the balance sheet date and revenue and expenses are translated at the average exchange rate for the period. Translation adjustments are recorded in accumulated other comprehensive income (“AOCI”), as a component of Net Parent Investment. Foreign currency translation adjustments reported in the combined consolidated Statements of Income/(Loss) and Comprehensive Income/(Loss) were $35 and $(76) for 2019 and 2018, respectively.

Income Taxes
The Company accounts for income taxes using the liability method in accordance with ASC 740, Income Taxes (“ASC 740”), which requires that the Company use the asset and liability method of accounting for deferred income taxes and provide deferred income taxes for all significant temporary differences. The income tax amounts in these combined consolidated financial statements have been calculated based on a separate return methodology and presented as if each company was a separate taxpayer in its respective jurisdiction.

The Company has two categories of income tax expense or benefit — current and deferred, as follows:

•Current income tax expense or benefit consists solely of current taxes payable less applicable tax credits, and
•Deferred income tax expense or benefit is the change in the net deferred income tax asset or liability, excluding amounts charged or credited to AOCI.

The Company reports some of its revenues and expenses differently for financial statement purposes than for income tax return purposes, resulting in temporary and permanent differences between the Company’s financial statements and income tax returns. The tax effects of such temporary differences are recorded as either Deferred Income Tax Assets or Deferred Income Tax Liabilities in the Company’s combined consolidated Balance Sheets. The Company measures its deferred income tax assets and deferred income tax liabilities using income tax rates that are expected to be in effect when the deferred tax is realized.

The Company accounts for uncertain tax positions in accordance with ASC 740, which applies to all tax positions related to income taxes. Under ASC 740, tax benefits are recognized when it is more likely than not that a tax position will be sustained upon examination by the authorities. The benefit recognized from a position is the amount of benefit that has surpassed the more likely than not threshold, as it is more than 50% likely to be realized upon settlement. The Company recognizes interest and penalties accrued related to uncertain tax benefits in interest expense and general expense, respectively. Refer to Note 12, Income Taxes for additional information.

Pensions and Other Postretirement Benefits
The Company accounts for pensions and other postretirement benefits in accordance with ASC 715, Compensation — Retirement Benefits (“ASC 715”). The Company records annual amounts relating to its pension and postretirement plans based on calculations that incorporate various actuarial and other assumptions, including discount rates, mortality, assumed rates of return, compensation increases, turnover rates, and healthcare cost trend rates. The Company reviews its assumptions on an annual basis and makes modifications to the assumptions based on current rates and trends when it is appropriate to do so. The Company has elected guidance under ASC 715 to immediately recognize gains and losses on these plans as a component of net periodic benefit cost, resulting in no AOCI balances for defined benefit plans. This method is applied consistently to all gains and losses on both plan assets and obligations.

The Company also offers employees access to certain defined contribution plans. Under the defined contribution plans, the Company may make annual contributions to participants’ accounts, which are subject to vesting. Costs of employee benefits are recognized as an expense.

Refer to Note 11, Benefit Plans and Other Postretirement Benefits for additional information.

DIRECT ENERGY
NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS
(In millions)

Share-Based Payments
Centrica maintains various share-based compensation plans at a corporate level for the benefit of certain of its officers, directors, and employees. Under these employee share-based compensation plans, the Parent makes equity-settled share-based payments to certain employees. Equity-settled share-based payments are measured at fair value at the date of grant, excluding the effect of performance conditions. The fair value determined at the grant date is expensed on a straight-line basis together with a corresponding increase in equity over the vesting period, based on the Parent’s estimate of the number of awards that will vest, and adjusted for the effect of performance conditions. The Company reimburses the Parent in cash at vesting date for the fair value of shares.

Direct Energy employees participate in certain programs of the Parent and therefore, these combined consolidated financial statements include certain expenses of the Parent that were allocated to Direct Energy for share-based compensation. The combined consolidated Balance Sheets do not include any Parent outstanding equity related to these share-based compensation plans. Refer to Note 13, Share-Based Payments for additional details on the share-based compensation plans included in the allocation to the Company.

Fair Value Measurements
The Company applies the fair value measurement guidance in ASC 820, Fair Value Measurements (“ASC 820”), for ﬁnancial assets and liabilities that are required to be measured at fair value and for impairment testing of non-ﬁnancial assets and liabilities. The measurement of fair value requires the use of techniques based on observable and unobservable inputs. Observable inputs reﬂect market data obtained from independent sources, while unobservable inputs reﬂect market assumptions. The inputs create the following fair value hierarchy:

•Level 1 — Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.
•Level 2 — Observable prices that are based on inputs not quoted on active markets, but that are corroborated by market data.
•Level 3 — Unobservable inputs are used when little or no market data is available and such inputs require the Company to develop its own assumptions based on the best information available in the circumstances about the assumptions market participants would use in pricing the assets or liabilities. The fair values are therefore determined using model-based techniques, including option pricing models and discounted cash flow models. Unobservable inputs used in the models are significant to the fair values of the assets and liabilities. The fair value hierarchy gives the lowest priority to Level 3 inputs.

In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The level in the fair value hierarchy within which each fair value measurement in its entirety falls is based on the lowest level input that is significant to the fair value measurement. See Note 5, Fair Value of Financial Instruments, for additional information.

Concentrations of Credit Risk
Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of accounts receivable and derivative instruments. Certain accounts receivable and derivative instruments are concentrated within entities engaged in the energy industry. These industry concentrations may impact the Company’s overall exposure to credit risk, either positively or negatively, in that the customers may be similarly affected by changes in economic, industry, or other conditions. Receivables and other contractual arrangements are subject to collateral requirements under the terms of enabling agreements. However, the Company believes that the credit risk posed by industry concentration is offset by the diversification and creditworthiness of its customer base. See Note 5, Fair Value of Financial Instruments, for a further discussion of these concentrations.

Cost of Gas and Electricity for Retail Operations
The cost of energy for gas and electricity sales and services to retail customers is included in Cost of Operations and is based on estimated supply volumes for the applicable reporting period. A portion of the cost of energy for gas and electricity sales is accrued and consists of estimated transmission and distribution charges not yet billed by the transmission and distribution utilities. These accrued costs were $940 and $1,180, for the years ended December 31,

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NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS
(In millions)

2019 and 2018, respectively, and are included in accounts payable in the combined consolidated Balance Sheets. In estimating supply volumes, the Company considers the effects of historical customer volumes, weather factors, and usage by customer class. Transmission and distribution delivery fees are estimated using the same method used for electricity sales and services to retail customers. In addition, Independent System Operator (“ISO”) fees are estimated based on historical trends, estimated supply volumes, and initial Electric Reliability Council of Texas (“ERCOT”) ISO settlements. Volume estimates are then multiplied by the supply rate and recorded as Cost of Operations in the applicable reporting period.

Marketing and Advertising Costs
The Company expenses marketing and advertising costs as incurred and includes them within Selling, General, and Administrative expenses. The costs of tangible assets used in advertising campaigns are recorded as fixed assets or deferred advertising costs and any such assets are amortized as advertising costs over the shorter of the useful life of the asset or the advertising campaign. The Company has several long-term sponsorship arrangements. Payments related to these arrangements are deferred and expensed over the term of the arrangement. Advertising expenses were $62 and $64 for the years ended December 31, 2019 and 2018, respectively.

Recently Issued Accounting Pronouncements
ASU 2019-12
In December 2019, the FASB issued Accounting Standard Update No. 2019-12, Income Taxes (Topic 740), Simplifying the Accounting for Income Taxes (“ASU 2019-12”). The amendments in the Update simplify the accounting for income taxes by removing certain exceptions and amending certain exceptions to the general principles of existing guidance under ASC 740. The amendments also improve consistent application of and simplify U.S. GAAP by clarifying and amending existing guidance. ASU 2019-12 is effective for annual and interim reporting periods beginning after December 15, 2020. Early adoption of the amendments in the Update is permitted, including adoption in any interim period, for periods for which financial statements have not yet been made available for issuance. The Company will adopt the standard for annual and interim periods as of January 1, 2021 by applying the amendments in the Update prospectively. The Company is evaluating the impact of the new guidance and is not yet in a position to assess the effect of this new guidance on the Company’s combined consolidated financial position, results of operations, or cash flows.

ASU 2018-13
In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement (“ASU No. 2018-13”), which modifies the disclosure requirements for fair value measurements in ASC 820. After the adoption of ASU 2018-13, an entity will no longer be required to disclose the amount of and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy; the policy for timing of transfers between levels; or the valuation processes for Level 3 fair value measurements. ASU 2018-13 is effective for annual and interim periods beginning after December 15, 2019. The ASU requires application of the prospective method of transition (for only the most recent interim or annual period presented in the initial fiscal year of adoption) to the new disclosure requirements for (1) changes in unrealized gains and losses included in other comprehensive income (“OCI”) and (2) the range and weighted average used to develop significant unobservable inputs for Level 3 fair value measurements. The ASU also requires prospective application to any modifications to disclosures made because of the change to the requirements for the narrative description of measurement uncertainty. The effects of all other amendments made by the ASU must be applied retrospectively to all periods presented. Early adoption is permitted, and an entity also is permitted to early adopt any removed or modified disclosures on issuance of ASU 2018-13, and delay adoption of the additional disclosures until their effective date. The Company will adopt ASU 2018-13 on January 1, 2020 for both annual and interim periods. As the amendments contemplate changes in disclosures only, there will be no effect on the Company's combined consolidated financial position, results of operations, or cash flows.

Recently Adopted Accounting Pronouncements
ASU 2016-18
In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (“Topic 230”) which requires that the statement of cash flows present the change during the period in the total cash, cash equivalents and amounts generally described as restricted cash or restricted cash equivalents. Effective January 1, 2019, the Company adopted

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NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS
(In millions)

this guidance retrospectively. The combined consolidated Statements of Cash Flows now reflect the inclusion and activity of restricted cash balances of $13 and $15 as of December 31, 2019 and 2018, respectively.

ASU 2016-02
In February 2016, the FASB issued ASU 2016-02, Leases (“Topic 842”) (“ASU 2016-02”), which increases transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and enhances disclosures of key information about leasing arrangements. The amendments require that lessees recognize the rights and obligations resulting from leases as assets and liabilities on their balance sheets, initially measured at the present value of the lease payments over the term of the lease, including payments to be made in optional periods to extend the lease and payments to purchase the underlying assets if the lessee is reasonably certain of exercising those options. The main difference between previous U.S. GAAP and ASC 842 is the recognition of lease assets and lease liabilities by lessees for those leases classified as operating leases under previous U.S. GAAP.

In addition, ASC 842 expands the required quantitative and qualitative disclosures with regards to lease arrangements. The Company adopted the standard and its subsequent corresponding updates effective January 1, 2019 using the modified retrospective transition method, as further described in Note 9, Leases. The Company recognized operating lease liabilities of $48 and right-of-use assets of $43 upon adoption.

NOTE 3 – REVENUE RECOGNITION
Revenue from Contracts with Customers
The Company's policies with respect to its various revenue streams are detailed below. The Company applies the as invoiced practical expedient to recognize revenue for these revenue streams, except in circumstances where the invoiced amount does not represent the value transferred to the customer.

The Company's customer acquisition costs consist of broker fees, commission payments, and other costs that represent incremental costs of obtaining the contract with customers for which the Company expects to recover. The Company amortizes these amounts over the customer relationship period, as that represents the contractual period and period of anticipated renewals. As a practical expedient, the Company expenses the incremental costs of obtaining a contract if the amortization period of the asset is one year or less. Deferred customer acquisition costs of $69 and $57 were included within Prepayments and Other Current Assets in the Company’s combined consolidated Balance Sheets as of December 31, 2019 and 2018, respectively.

Gas and Electricity Supply to Business and Residential Customers
Gross revenues for gas and electric sales and services to retail customers are recognized as the Company transfers the promised goods and services to the customer. For the majority of its gas and electricity contracts, the Company’s performance obligation with the customer is satisfied over time and performance obligations for its gas and electricity products are recognized as the customer takes possession of the product. The Company also allocates the contract consideration to distinct performance obligations in a contract for which the timing of the revenue recognized is different. Additionally, customer discounts and incentives reduce the contract consideration.

Gas and electricity sales and services that have been delivered but not billed by period end are estimated. Accrued unbilled revenues are based on estimates of customer usage since the date of the last meter reading provided by the ISO or electric distribution company. Volume estimates are based on daily forecasted volumes and estimated customer usage by class. Unbilled revenues are calculated by multiplying these volume estimates by the applicable rate by customer class. Estimated amounts are adjusted when actual usage is known and billed, which is generally the next meter read date.
As contracts for retail gas and electricity can be for multi-year periods, the Company has performance obligations under these contracts that have not yet been satisfied. These performance obligations have transaction prices that are both fixed and variable, and vary based on the contract duration, customer type, inception date, and other contract-specific factors.

Gas and Electricity Services Provided to Business and Residential Customers
Gas and electricity services relate to the installation, repair, and maintenance of central heating, ventilation, and air conditioning (“HVAC”) systems as well as smaller installation services. The Company additionally provides rental

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NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS
(In millions)

and warranty services through its Water Heater & Appliance Rental (“AWHR”) and Home Warranty of America (“HWA”) offerings. Standard warranties provided with equipment are not considered separate performance obligations.

Where delivery of an item is considered a separate performance obligation from the installation of the item, both performance obligations are generally satisfied at a point in time. Delivery of the item occurs at the point when control passes to the customer, as the customer takes physical possession of the asset and the Company has the right to consideration. Performance of these services generally occurs within a number of hours, and therefore, is considered to occur at a point in time when the customer accepts the service and the Company has the right to consideration. As delivery and installation usually occur at the same point in time, revenue is recognized for both performance obligations simultaneously.

HVAC system installation revenue is recognized as the installations occur.

Disaggregated Revenues
The following tables represent the Company’s disaggregation of revenue from contracts with customers for the year ended December 31, 2019:

	North America Business	North America Home	Total
Service revenue	$-	570	570
Energy revenue - Gas	3,083	987	4,070
Energy revenue - Electricity	5,732	2,018	7,750
Total revenue from contracts with customers	8,815	3,575	12,390
Mark-to-market for economic hedging activities:
Realized revenue	1,527	-	1,527
Unrealized revenue	18	-	18
Total mark-to-market revenue	1,545	-	1,545
Total operating revenue	$10,360	3,575	13,935

DIRECT ENERGY
NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS
(In millions)

The following tables represent the Company’s disaggregation of revenue from contracts with customers for the year ended December 31, 2018:

	North America Business	North America Home	Total
Service revenue:	$-	597	597
Energy revenue - Gas	3,703	945	4,648
Energy revenue - Electricity	6,237	1,855	8,092
Total revenue from contracts with customers	9,940	3,397	13,337
Mark-to-market for economic hedging activities:
Realized revenue	1,839	-	1,839
Unrealized revenue	(7)	-	(7)
Total mark-to-market revenue	1,832	-	1,832
Total operating revenue	$11,772	3,397	15,169

Contract Balances
Contract assets relate to accrued and unbilled revenue arising from the timing difference between invoicing and provision of underlying services. The change in contract asset balances during the years ended December 31, 2019 and 2018 was primarily due to the timing difference of when consideration was received and when the performance obligation was transferred.

Contract liabilities relate to prepayments from customers for future services. Such balances are offset against future invoices. The Company will recognize the amounts of the contract liability as revenue in the period when the Company satisfies its performance obligations.

The following table reflects the contract assets and liabilities included in the Company's combined consolidated Balance Sheets as of December 31, 2019 and 2018:

	As of December 31,
	2019	2018
Accounts receivable, net - Contracts with customers	$1,867	1,982
Accounts receivable, net - Derivative instruments	59	119
Total accounts receivable, net	$1,926	2,101

Unbilled revenue (included within Accounts receivable, net – Contracts with customers)	$995	1194
Deferred revenue (included within Accrued expenses and other current liabilities)	45	37

Gross Receipts and Sales Taxes
In connection with its retail business, the Company records gross receipts taxes on a gross basis in Operating Revenues and Cost of Operations in its combined consolidated Statements of Income/(Loss) and Comprehensive Income/(Loss). During the years ended December 31, 2019, and 2018, the Company's Operating Revenues and Cost of Operations included gross receipts taxes of $87 and $80, respectively. Additionally, the retail business records sales taxes collected from its taxable customers and remitted to the various governmental entities on a net basis. As

DIRECT ENERGY
NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS
(In millions)

of December 31, 2019 and 2018, the Company has prepaid gross receipts and sales taxes of $1 and $17, respectively.

NOTE 4 – ACQUISITIONS AND DISPOSITION
Acquisitions
On November 27, 2018, the Company completed the acquisition of Kaiser Heating & Air Inc. for cash consideration of $20. Kaiser Heating & Air Inc. provides heating, ventilation, and air conditioning products and services, including sales and installation, to commercial and residential customers located primarily in Indiana, Tennessee, North Carolina, and South Carolina. As the fair value of assets and liabilities acquired was $20, no recognition of goodwill resulted upon completion of the acquisition.

On July 1, 2018 the Company acquired North American mid-continent retail operations from BP Canada Energy Marketing Corporation for cash consideration of $39. The fair value of assets and liabilities acquired was $18, resulting in goodwill of $21.

On February 28, 2018 the Company acquired NJR Retail Services Company for cash consideration of $24, of which $14 was deferred consideration. As of December 31, 2018, $4 of the deferred consideration remained outstanding. The fair value of assets and liabilities acquired was $22, resulting in goodwill of $2.

Management determined each of the above transactions met the criteria to be accounted for as a business combination and as such, the acquisition method was applied. The purchase price for the above transactions was allocated as follows:

Accounts receivable, net of allowance for doubtful accounts	$24
Other intangible assets	37
Property, plant and equipment	1
Other non-current assets	22
Accounts payable	(6)
Deferred taxes	(3)
Derivative instruments	(12)
Other liabilities	(3)
Net identifiable assets acquired	60
Goodwill	23
Purchase price	$83

In 2019, an adjustment to the purchase price allocation was recognized resulting in a decrease of $4 to other intangible assets and increase of $2 to goodwill.

On December 31, 2018 the Company acquired certain retail power operations from Source Power & Gas Business LLC. As these operations did not meet the definition of a business, this transaction was accounted for as an asset acquisition. Cash consideration of $26 was allocated to the assets acquired, with the majority of the purchase price allocated to acquired intangibles.

Disposition
On April 30, 2019, the Company completed the sale of Clockwork Home Services to Hidden Gem Holdco, LLC for $273, excluding working capital and other adjustments. Upon completion of the sale, the Company recognized a gain on disposal of $146. Clockwork Home Services consists of over 725 franchise territories, 10 company-owned stores, and brands including One Hour Heating & Air Conditioning®, Benjamin Franklin Plumbing®, Mister Sparky® electric, BuyMax, Success Academy and SuccessWare 21. The Company concluded that the business did

DIRECT ENERGY
NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS
(In millions)

not meet the criteria for discontinued operations, as the disposition did not represent a strategic shift in the business in which the Company operates and did not meet the held-for-sale criteria until after December 31, 2018. As such, none of the operations of Clockwork Home Services were classified as discontinued operations as of or for the years ended December 31, 2019 and 2018.

The following table presents summarized results of Clockwork Home Services included in the combined consolidated Statements of Income/(Loss) and Comprehensive Income/(Loss):

	Years Ended December 31,
	2019	2018
Operating revenues	$51	138
Operating costs and expenses	(49)	(118)
Operating income	$2	20

The following table summarizes the major classes of assets and liabilities of Clockwork Home Services as of the date of disposition:

Accounts receivables, net of allowance for doubtful accounts	$1
Inventory	5
Other current assets	17
Current assets	$23
Property, plant, and equipment, net	5
Goodwill	99
Intangible assets, net	17
Other non-current assets	14
Non-current assets	$135
Accounts payable	$6
Accrued expenses and other current liabilities	13
Current liabilities	$19
Other non-current liabilities	11
Non-current liabilities	$11

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NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS
(In millions)

NOTE 5 – FAIR VALUE OF FINANCIAL INSTRUMENTS
Recurring Fair Value Measurements
Derivative assets and liabilities are carried at fair market value. The following tables present assets and liabilities measured at fair value on the Company's combined consolidated Balance Sheets on a recurring basis and their level within the fair value hierarchy:

		As of December 31, 2019
		Fair Value
	Level 1	Level 2	Level 3	Collateral Netting	Total
Financial assets:
Energy derivatives	$2	165	180	(23)	324
Total financial assets at fair value	$2	165	180	(23)	324
Financial liabilities:
Energy derivatives	$196	313	50	(6)	553
Foreign exchange derivatives	-	1	-	-	1
Total financial liabilities at fair value	$196	314	50	(6)	554
		As of December 31, 2018
		Fair Value
	Level 1	Level 2	Level 3	Collateral Netting	Total
Financial assets:
Energy derivatives	$1	320	73	-	394
Foreign exchange derivatives	-	5	-		5
Total financial assets at fair value	$1	325	73	-	399
Financial liabilities:
Energy derivatives	$60	205	41	(33)	273
Total financial liabilities at fair value	$60	205	41	(33)	273

The following tables reconcile, for the years ended December 31, 2019 and 2018, the beginning and ending balances for financial instruments that are recognized at fair value using significant unobservable inputs (Level 3) at least annually in the combined consolidated financial statements:

DIRECT ENERGY
NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS
(In millions)

	Year Ended December 31
	2019	2018
Beginning balance as of January 1	$32	9
Total gains/(losses) — realized/unrealized:
Included in earnings	146	49
Purchases (net)	(9)	(7)
Settlements	(40)	-
Transfers into Level 3	27	(7)
Transfers out of Level 3	(26)	(12)
Ending balance as of December 31	$130	32
Gains for the period included in earnings attributable to the change in unrealized gains or losses relating to assets or liabilities still held as of December 31	$98	23

Derivative Fair Value Measurements
A portion of the Company's contracts are exchange-traded contracts with readily available quoted market prices. A majority of Direct Energy's contracts are non-exchange-traded contracts valued using prices provided by external sources, primarily price quotations available through brokers or over-the-counter and online exchanges. For the majority of Direct Energy markets, the Company receives quotes from multiple sources. To the extent that Direct Energy receives multiple quotes, the Company's prices reflect the average of the bid-ask mid-point prices obtained from all sources that Direct Energy believes provide the most liquid market for the commodity. If the Company receives one quote, then the mid-point of the bid-ask spread for that quote is used. The terms for which such price information is available vary by commodity, region, and product. A significant portion of the fair value of the Company's derivative portfolio is based on price quotes from brokers in active markets who regularly facilitate those transactions and the Company believes such price quotes are executable. The Company compares these prices to market data provided by a market data service and adjusts these to the observable mid-point. The remainder of the assets and liabilities represents contracts for which external sources or observable market quotes are not available. These contracts are valued based on various valuation techniques including but not limited to internal models based on a fundamental analysis of the market and extrapolation of observable market data with similar characteristics.

The fair values in each category reflect the level of forward prices and volatility factors as of December 31, 2019 and 2018 and may change as a result of changes in these factors. Fair values are calculated by comparing and discounting the difference between the expected contractual cash flows and these derived future prices. These estimates consider various factors including closing exchange and over-the-counter price quotations, time value, volatility factors, and credit exposure. It is possible, however, that future market prices could vary from those used in recording assets and liabilities from energy marketing and trading activities and such variations could be material.

Direct Energy's significant positions classified as Level 3 include physical and financial power and gas executed in illiquid markets, Renewable Energy Certificates (“RECs”) and heat rate call options. The significant unobservable inputs used in developing fair value include illiquid power location pricing, which is derived as a basis to liquid locations. The basis spread is based on observable market data when available or derived from historic prices and forward market prices from similar observable markets when not available.

The following table provides sensitivity of fair value measurements to increases (decreases) in significant unobservable inputs as of December 31, 2019 and 2018:

DIRECT ENERGY
NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS
(In millions)

Significant Unobservable Input	Position	Change in Input	Impact on Fair Value Measurement
Forward market price power	Buy	Increase/(Decrease)	Higher/(Lower)
Forward market price power	Sell	Increase/(Decrease)	Lower/(Higher)
Forward market price RECs	Buy	Increase/(Decrease)	Higher/(Lower)
Forward market price RECs	Sell	Increase/(Decrease)	Lower/(Higher)
Forward market price gas	Buy	Increase/(Decrease)	Higher/(Lower)
Forward market price gas	Sell	Increase/(Decrease)	Lower/(Higher)
Forward market price heat rate call options	Buy	Increase/(Decrease)	Higher/(Lower)
Forward market price heat rate call options	Sell	Increase/(Decrease)	Lower/(Higher)

The following tables quantify the significant unobservable inputs used in developing the fair value of the Company's Level 3 positions:

	Significant Unobservable Inputs
	As of December 31, 2019
	Fair Value				Input/Range
	Assets	Liabilities	Valuation Technique	Significant Unobservable Input	Low	High	Weighted Average
Gas contracts	$6	$4	Discounted Cash Flow	Forward Market Price (per MMbtu)	1.47	3.34	2.12
Power contracts	69	40	Discounted Cash Flow	Forward Market Prices (per MWh)	19.77	41.76	29.19
RECs	86	6	Discounted Cash Flow	Forward Market Price RECs	0.50	445.00	16.69
Options	19	-	Option Pricing Model	Gas to Power Correlation	0%	100%
				Power and Gas Volatility	1%	332%
	$180	$50

DIRECT ENERGY
NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS
(In millions)

	Significant Unobservable Inputs
	December 31, 2018
	Fair Value				Input/Range
	Assets	Liabilities	Valuation Technique	Significant Unobservable Input	Low	High	Weighted Average
Gas contracts	$12	$12	Discounted Cash Flow	Forward Market Price (per MMbtu)	1.92	7.17	2.70
Power contracts	29	26	Discounted Cash Flow	Forward Market Prices (per MWh)	82.41	134.31	97.36
RECs	5	3	Discounted Cash Flow	Forward Market Price RECs	0.17	335.00	2.80
Options	27	-	Option Pricing Model	Gas to Power Correlation	0%	100%
				Power and Gas Volatility	4%	278%
	$73	$41

Derivative instruments and related cash collateral or margin, executed with the same counterparty under a master netting agreement are reflected on a net basis in the combined consolidated Balance Sheets. As of December 31, 2019, the Company recorded $6 of cash collateral posted and $23 of cash collateral received, and as of December 31, 2018, the Company recorded $33 of cash collateral posted on its combined consolidated Balance Sheets, which is netted against the Derivative Instruments.

Concentration of Credit Risk
Credit risk relates to the risk of loss resulting from non-performance or non-payment by counterparties pursuant to the terms of their contractual obligations. The Company monitors and manages credit risk through credit policies that include: (i) an established credit approval process; (ii) a daily monitoring of counterparties' credit limits; (iii) the use of credit mitigation measures such as margin, collateral, prepayment arrangements, or volumetric limits; (iv) the use of payment netting agreements; and (v) the use of master netting agreements that allow for the netting of positive and negative exposures of various contracts associated with a single counterparty. Risks surrounding counterparty performance and credit could ultimately impact the amount and timing of expected cash flows. The Company seeks to mitigate counterparty risk by having a diversified portfolio of counterparties. The Company also has credit protection within various agreements to call on additional collateral support if and when necessary. Cash margin is collected and held at the Company to cover the credit risk of the counterparty until positions settle.

Counterparty Credit Risk
As of December 31, 2019 and December 31, 2018, counterparty credit exposure, excluding gas transportation and storage lease agreements, commodity exchange positions and retail customer accounts was $487 and $623, respectively, and Direct Energy held collateral (cash and letters of credit) against those positions of $80 and $63, respectively, resulting in a net exposure of $407 and $560, respectively. Exposure shown excludes excess collateral received. As of December 31, 2019, approximately 29% of the Company's exposure before collateral is expected to roll off by the end of 2021. As of December 31, 2018, approximately 39% of the Company’s exposure before collateral is expected to roll off by the end of 2020. The following tables highlight net counterparty credit exposure by industry sector and by counterparty credit quality. Net counterparty credit exposure is defined as the aggregate

DIRECT ENERGY
NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS
(In millions)

net asset position for Direct Energy with counterparties where netting is permitted under the enabling agreement and includes all expected cash flow and mark-to-market. The exposure is shown net of collateral held.

	As of December 31,
	2019	2018
Category	Net Exposure (% of Total)	Net Exposure (% of Total)
Utilities, energy merchants, marketers, and other	99.8%	89.1%
Financial institutions	0.2%	10.9%
Total	100.0%	100.0%
	As of December 31,
	2019	2018
Category	Net Exposure (% of Total)	Net Exposure (% of Total)
Investment grade	54.6%	44.5%
Non-investment grade/Non-rated	45.4%	55.5%
Total	100.0%	100.0%

Regional Transmission Operators (“RTOs”) and ISOs
The Company participates in the organized markets of California Independent System Operator (“CAISO”), ERCOT, Independent System Operator New England (“ISO-NE”), Midcontinent Independent Systems Operator (“MISO”), New York Independent Systems Operator (“NYISO”), and Pennsylvania, Jersey, Maryland Power Pool (“PJM”), known as RTOs or ISOs. Trading in these markets is approved by Federal Energy Regulatory Commission (“FERC”), or in the case of ERCOT, approved by the Public Utility Commission of Texas (“PUCT”) and includes credit policies that, under certain circumstances, require that losses arising from the default of one member on spot market transactions be shared by the remaining participants. As a result, the counterparty credit risk to these markets is limited to Direct Energy’s share of overall market and such exposures are therefore excluded from the above exposures.

Exchange Traded Transactions
The Company enters into commodity transactions on registered exchanges, notably Intercontinental Exchange (“ICE”) and New York Mercantile Exchange (“NYMEX”). These clearinghouses act as the counterparty and transactions are subject to extensive collateral and margining requirements. As a result, these commodity transactions have limited counterparty credit risk.

Long-Term Contracts
Counterparty credit exposure described above excludes credit risk exposure under certain long-term contracts, primarily power purchase agreements (“PPAs”), which are accounted for under the NPNS scope exemption of ASC 815. These contracts are not included on the combined consolidated Balance Sheets, as they are accrual accounted as quantities are delivered. Some of these contracts may contain favorable pricing, which could present economic risk should counterparties be unable to perform. As external sources or observable market quotes are not available to estimate such exposure, the Company values these contracts based on various techniques including, but not limited to, internal models based on a fundamental analysis of the market and extrapolation of observable market data with similar characteristics.

Retail Customer Credit Risk
The Company is exposed to retail credit risk. Retail credit risk results in losses when a customer fails to pay for services rendered. The losses may result from both nonpayment of customer accounts receivable and the loss of in-

DIRECT ENERGY
NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS
(In millions)

the-money forward value. The Company manages retail credit risk through the use of established credit policies that include monitoring of the portfolio and the use of credit mitigation measures such as deposits or prepayment arrangements.

As of December 31, 2019, the Company's retail customer credit exposure to commercial and industrial (“C&I”) and mass customers was diversified across many customers and various industries, as well as government entities. Current economic conditions may affect the Company's customers' ability to pay bills in a timely manner, which could increase customer delinquencies and may lead to an increase in bad debt expense.

NOTE 6 – ACCOUNTING FOR DERIVATIVE INSTRUMENTS
ASC 815, which applies to Direct Energy's energy related commodity contracts, requires the Company to recognize all derivative instruments on the combined consolidated Balance Sheets as either assets or liabilities and to measure them at fair value each reporting period. Since the derivatives are not designated as cash flow or fair value hedges, the changes in fair value are immediately recognized in earnings.

Energy-Related Commodities
To manage the commodity price risk associated with retail gas and electricity sales, Direct Energy enters into a variety of derivative instruments, utilizing forward contracts, which commit Direct Energy to purchase energy commodities in the future.

Many of the Company’s contractual arrangements are derivative instruments and are accounted for at fair value as part of Operating Revenues and Cost of Operations in the Company’s combined consolidated Statements of Income/(Loss) and Comprehensive Income/(Loss). The Company has other contractual arrangements such as tolling arrangements, certain forward purchase agreements for RECs and retail power purchase and sale agreements, which do not receive recurring fair value accounting treatment because these arrangements do not meet the definition of a derivative or are designated as NPNS. As a result, the gains and losses with respect to these arrangements are not reflected in the combined consolidated Statements of Income/(Loss) and Comprehensive Income/(Loss) until the delivery occurs.

Volumetric Underlying Derivative Transactions
The following table summarizes the gross notional volume of Direct Energy's open derivative transactions broken out by commodity, excluding those derivatives that qualified for the NPNS exception as of December 31, 2019 and 2018. Option contracts are reflected using delta volume, which equals the notional volume of an option adjusted for the probability that the option will be in-the-money at its expiration date.

		Total Volume as of December 31,
Commodity	Units	2019	2018
RECs	Certificates (MWh)	22.9	25.1
Natural Gas	MMBtu	364.3	345.6
Power	MWh	97.9	44.1

Fair Value of Derivative Instruments
As of December 31, 2019 and 2018, there were no derivative positions accounted for as cash flow or fair value accounting hedges. The following table summarizes the fair value within the derivative instrument valuation on the combined consolidated Balance Sheets as of December 31:

DIRECT ENERGY
NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS
(In millions)

	Fair Value
	Derivative Assets		Derivative Liabilities
	2019	2018	2019	2018
Commodity contracts:
Commodity contracts, current	$222	318	442	175
Commodity contracts, long-term	102	76	111	98
Total commodity contracts	$324	394	553	273
Foreign exchange contracts:
Foreign exchange, current	$-	3	1	-
Foreign exchange, long-term	-	2	-	-
Total foreign exchange contracts	$-	5	1	-
Total derivative instruments	$324	399	554	273

The Company has elected to present derivative instruments that are executed with the same counterparty under a master netting agreement on a net basis on the combined consolidated Balance Sheets. The following table summarizes the offsetting derivatives by counterparty master agreement level and collateral received or paid:

		Gross Amounts Offset in the combined consolidated Balance Sheets
	Gross Amounts of Recognized Assets/ Liabilities	Contract Netting	Cash Collateral (Held)/Posted	Net Amount
As of December 31, 2019
Derivative instruments:
Derivative assets	2,207	(1,860)	(23)	324
Derivative liabilities	(2,563)	2,003	6	(554)
Total derivative instruments	$(356)	143	(17)	(230)

		Gross Amounts Offset in the combined consolidated Balance Sheets
	Gross Amounts of Recognized Assets/ Liabilities	Contract Netting	Cash Collateral (Held)/Posted	Net Amount
As of December 31, 2018
Derivative instruments:
Derivative assets	2,289	(1,890)	-	399
Derivative liabilities	(2,196)	1,890	33	(273)
Total derivative instruments	$93	-	33	126

DIRECT ENERGY
NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS
(In millions)

Impact of Derivative Instruments on the Combined Consolidated Statements of Income/(Loss) and Comprehensive Income/(Loss)
The following table presents the pretax effect of derivative gains/(losses) on net income, including realized and unrealized effects. The amounts represent changes in fair value of positions in the derivative portfolio during the period, as realized amounts related to positions settled are assumed to equal reversals of previously recorded unrealized amounts.

	Year Ended December 31,
	2019	2018
Commodity contracts (Operating revenues)	$1,545	1,832
Commodity contracts (Cost of operations)	(3,577)	(3,878)
Net gain (loss)	$(2,032)	(2,046)

Credit Risk Related Contingent Features
Certain of the Company’s derivative instruments contain provisions that require the Company’s Parent to maintain an investment grade credit rating from each of the major credit rating agencies. If the Parent’s credit rating were to fall below investment grade, it would be in violation of these provisions, and the counterparties to the derivative instruments could request immediate payment or demand immediate and ongoing full overnight collateralization on derivative instruments in net liability positions. The aggregate fair value of all derivative instruments with credit-risk-related contingent features that are in a liability position on December 31, 2019 and December 31, 2018 is $456 and $128, respectively, for which the Company has posted collateral of $60 as of December 31, 2019 and $0 as of December 31, 2018, in the normal course of business. If the credit-risk-related contingent features underlying these agreements were triggered on December 31, 2019 or December 31, 2018, the Company would be required to post an additional $396 and $128, respectively, of collateral to its counterparties.

NOTE 7 – INVENTORY
The following is a summary of the Company's inventory:

	As of December 31,
	2019	2018
Gas in storage and transportation	$113	126
Fuel oil	2	34
Spare parts	10	14
Other consumables	8	1
Total inventory	$133	175

During the year ended December 31, 2019, the Company recognized write-offs of $17 on inventory due to obsolescence. This expense is reflected within Cost of Operations in the combined consolidated Statements of Income/(Loss) and Comprehensive Income/(Loss).

DIRECT ENERGY
NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS
(In millions)

NOTE 8 – PROPERTY, PLANT, AND EQUIPMENT
The following is a summary of the Company's property, plant, and equipment:

	As of December 31,
	2019	2018
Land and buildings	$16	18
Equipment and vehicles	172	176
Application software	369	415
Total cost of property, plant, and equipment	557	609
Less accumulated depreciation	(340)	(287)
Total property, plant, and equipment, net	$217	322

Depreciation expense was $68 and $79 for the years ended December 31, 2019 and 2018, respectively.

Unify Impairment Loss – Unify is an internally developed enterprise resource planning system. During 2019, the Company reduced the scope of utilization of Unify and decreased its estimate of the system’s remaining usefulness. As a result, for the year ended December 31, 2019, the Company recognized an impairment loss of $65 to reduce the carrying value of the asset group to which Unify is a significant component to its fair value. The fair value measurement was developed using estimated future earnings and an estimated market multiple for the relevant asset group and therefore constitutes a non-recurring Level 3 fair value measurement. Significant Level 3 inputs used to determine this fair value measurement included estimates of future earnings as well as the market multiple applied. There were no other significant impairments of property, plant, and equipment for the years ended December 31, 2019 and 2018.

NOTE 9 – LEASES
The Company adopted ASC 842 as of January 1, 2019 using the modified retrospective transition method. Therefore, the presentation of periods prior to January 1, 2019 in these combined consolidated financial statements continues to be in conformity with the prior guidance. Upon transition to ASC 842, the Company elected the following practical expedients, which allow entities to:

•Not reassess whether any contracts that existed prior to the January 1, 2019 implementation date are or contain leases;
•Not reassess the lease classification for any leases that commenced prior to the January 1, 2019 implementation date, meaning that all commenced capital leases under prior guidance will be classified as finance leases under ASC 842 and all commenced operating leases under prior guidance will be classified as operating leases under ASC 842;
•Not reassess initial direct costs for any leases;
•Not apply hindsight to determine the lease term and to assess impairment of the right-of-use assets; and
•Not separate lease and non-lease components for all asset classes, except office space leases.

In accordance with the guidance in ASC 842, the Company considers a contract to be or to contain a lease when an asset is either explicitly or implicitly identified in the contract and the contract conveys to the Company the right to control the use of the identified asset for a period of time. The Company is considered to have the right to control the use of the identified asset when the Company has both the right to obtain substantially all the economic benefits from the use of the identified asset and the right to direct how and for what purpose the identified asset is used throughout the period of use.

The Company primarily enters into lease arrangements for assets including property and vehicles used within the energy services and solutions business. Lease payments are typically fixed and payable on a monthly, quarterly, semi-annual, or annual basis. Lease payments under certain agreements may escalate over the lease term either by a fixed percentage or a fixed dollar amount. Certain leases may provide for variable lease payments in the form of payments based on usage, a percentage of sales from the location under lease, or index-based (e.g., the U.S.

DIRECT ENERGY
NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS
(In millions)

Consumer Price Index) adjustments to lease payments. The Company has no leases which contain residual value guarantees provided by the Company as a lessee.

For leases with an initial term greater than twelve months, the Company recognizes both a right-of-use asset and lease liability on the combined consolidated Balance Sheets. As permitted by ASC 842, the Company made an accounting policy election for all asset classes not to recognize right-of-use assets and lease liabilities on the combined consolidated Balance Sheets for its short-term leases, which are leases that have a lease term of twelve months or less. The initial measurement of recognized lease liabilities is determined by using as the discount rate either the rate implicit in the lease, if known, or the Company’s incremental borrowing rate, which is the rate of interest that the Company would have to pay to borrow, on a collateralized basis, over a similar term, an amount equal to the payments for the lease.

The Company recognizes lease expense for all operating leases on a straight-line basis over the lease term. Operating lease costs recognized in the combined consolidated Statement of Income and Comprehensive Income were $13 for the year ended December 31, 2019. The Company also recognized amortization of right-of-use assets of $2 for the year ended December 31, 2019.

The following is a summary of the amounts reported on the combined consolidated Balance Sheets:

As of December 31, 2019
Operating lease assets:
Operating lease right-of-use assets, net	$33
Operating lease liabilities:
Current portion of operating lease liabilities	12
Other non-current liabilities	26
Total operating lease liabilities	$38
Finance leases assets:
Property, plant, and equipment	$18
Less accumulated amortization	(8)
Property, plant, and equipment, net	$10
Finance lease liabilities:
Current portion of long-term debt and finance leases	3
Long-term debt and finance leases	7
Total finance lease liabilities	$10

The following is a summary of the amounts reported in the combined consolidated Statements of Cash Flows:

Year Ended
December 31, 2019
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$12
Operating cash flows from finance leases	2
Financing cash flows from finance leases	2

DIRECT ENERGY
NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS
(In millions)

Additionally, the Company recorded increases in operating lease right-of-use assets and lease liabilities of $2, and in finance lease right-of-use assets and lease liabilities of $4, during the year ended December 31, 2019 associated with new lease arrangements.

The following is a summary of the lease term and weighted average discount rate for the Company’s leases:

	December 31, 2019
	Operating leases	Finance leases
Weighted average remaining lease term (in years)	5	5
Weighted average discount rate	2.93%	3.06%

As of December 31, 2019, annual payments based on the maturities of the Company’s leases are expected to be as follows:

	Operating leases	Finance leases
2020	$12	3
2021	10	3
2022	10	2
2023	5	2
2024	2	1
Thereafter	2	-
Total undiscounted lease payments	$41	11

Maturities of lease liabilities under noncancelable leases as of December 31, 2018 were as follows:

	Operating leases	Capital leases
2019	$12	2
2020	12	2
2021	10	2
2022	9	1
2023	5	1
Thereafter	3	-
Total undiscounted lease payments	$51	8

The Company has entered into a lease for office space in downtown Houston, which has not yet commenced. The Company plans on completing design work and construction during the first half of 2021 with the space being available for use by the end of 2021.

NOTE 10 – GOODWILL AND OTHER INTANGIBLE ASSETS
Goodwill
Direct Energy's goodwill balance was $2,236 and $2,304 as of December 31, 2019 and 2018, respectively. The decrease in goodwill is due primarily to the disposal of the Clockwork business in 2019, as described in Note 4, Acquisitions and Disposal. As a result of the annual goodwill impairment assessments performed, the Company determined there were no goodwill impairment losses for the periods presented.

DIRECT ENERGY
NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS
(In millions)

Other Intangible Assets
The Company’s other intangible assets as of December 31, 2019 are primarily comprised of customer relationships, trade names, and RECs. There were no material impairment charges on other intangibles for the years ended December 31, 2019 or 2018. The following table summarizes the components of Direct Energy's intangible assets as of December 31, 2019 and 2018:

	Customer Relationships	Trade Names	RECs	Goodwill	Total
January 1, 2019	$816	19	124	2,304	3,263
Purchases	-	-	358	-	358
Acquisition-related adjustments	(4)	-	-	2	(2)
Disposals	(43)	(14)	-	(99)	(156)
Retirements	-	-	(401)	-	(401)
Foreign currency effect	-	-	-	29	29
December 31, 2019	769	5	81	2,236	3,091
Less accumulated amortization	(680)	-	-	-	(680)
Net carrying amount	$89	5	81	2,236	2,411

The following table summarizes the components of Direct Energy's intangible assets as of December 31, 2018:

	Customer Relationships	Trade Names	RECs	Goodwill	Total
January 1, 2018	$763	19	113	2,328	3,223
Purchases	16	-	351	-	367
Acquisition of business	37	-	-	23	60
Retirements	-	-	(340)	-	(340)
Foreign currency effect	-	-	-	(47)	(47)
December 31, 2018	816	19	124	2,304	3,263
Less accumulated amortization	(689)	-	-	-	(689)
Net carrying amount	$127	19	124	2,304	2,574

Amortization expense for intangible assets with definite lives was $33 and $53 for the years ended December 31, 2019 and 2018, respectively. The estimated amortization expense for each of the five succeeding years is as follows:

Estimated Amortization Expense	Total
2020	$ 32
2021	27
2022	10
2023	9
2024	4
Total	$ 82

DIRECT ENERGY
NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS
(In millions)

NOTE 11 – BENEFIT PLANS AND OTHER POSTRETIREMENT BENEFITS
Defined Contribution Plans
The Company has established a defined contribution plan for substantially all employees under which the Company matches contributions of up to 4% of compensation. Matching contributions vest immediately and were $11 for each of the years ended December 31, 2019 and 2018.

Defined Benefit Plans
The Company has a noncontributory defined benefit pension plan covering substantially all Canadian employees upon their retirement. After August 1, 2000, the defined benefit plan was closed to new employees and new employees were only eligible for participation in the defined contribution plan. The benefits under the defined benefit plan are based on age, years of service, and the highest average salary during the 36 consecutive calendar months within the last 10 years before retirement. The Company makes annual contributions to the plan equal to the minimum amount that can be deducted for income tax purposes.

In addition to the Company’s defined benefit pension plan, the Company sponsors a defined benefit health care plan that provides postretirement medical benefits to full-time Canadian employees who meet minimum age and service requirements. The plan is contributory with retiree contributions adjusted annually and contains other cost-sharing features such as deductibles and coinsurance. The accounting for the plan anticipates future cost-sharing changes to the written plan that are consistent with the Company’s expressed intent to increase the retiree contribution rate annually for the expected general inflation rate for that year. The Company’s policy is to fund the cost of medical benefits in amounts determined at the discretion of management.

The following table sets forth the benefit obligations, fair value of plan assets, and funded status for these plans as of December 31, 2019 and 2018. The net funded status for each period is recognized on the combined consolidated Balance Sheet within Other Non-current Liabilities.

	Pension Benefits		Postretirement Benefits
	2019	2018	2019	2018
Benefit obligation	$(91)	(85)	(25)	(23)
Fair value of plan assets	80	76	-	-
Funded status	$(11)	(9)	(25)	(23)

Net periodic benefit costs recognized in Other Expense/(Income) in the combined consolidated Statements of Income/(Loss) and Comprehensive Income/(Loss) for the years ended December 31, 2019 and 2018 were as follows:

	Pension Benefits		Postretirement Benefits
	2019	2018	2019	2018
Service cost	$-	1	-	-
Interest cost	3	3	1	1
Expected return on plan assets	(4)	(4)	-	-
Actuarial loss/(gain)	4	3	2	(2)
Net periodic benefit cost recognized	$3	3	3	(1)

DIRECT ENERGY
NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS
(In millions)

Weighted-average assumptions used to determine the net periodic benefit cost for 2019 and 2018 were as follows:

	Pension Benefits		Postretirement Benefits
	2019	2018	2019	2018
Discount rate	2.90%	3.70%	2.90%	3.80%
Expected long-term rate of return on plan assets	5.50%	5.50%	-	-
Rate of compensation increase	4.25%	4.25%	-	-

The expected long-term rate of return on plan assets of 5.50% is based on the portfolio as a whole and not on the sum of the returns on individual asset categories. The return is based on expected returns. For measurement purposes, a 6.75% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2019. The rate was assumed to decrease gradually to 4% through 2029 and remain at that level thereafter.

The Company paid benefits of $6 and $5 for the years ended December 31, 2019 and 2018, respectively. The Company expects to contribute $1 to its benefit plans in 2020. The benefits expected to be paid in relation to these benefit plans in each year 2020-2024 are $6, $6, $5, $6 and $6, respectively. Aggregate benefits of $29 are expected to be paid in the five years from 2025-2029. The expected benefits are based on the same assumptions used to measure the Company’s benefit obligation as of December 31, 2019 and include estimated future employee services.

The Company’s investment strategy for its pension and post-retirement plan assets is to maintain a diversified portfolio of asset classes with the primary goal of meeting long-term cash requirements as they become due. Assets are primarily invested in diversified funds that hold equity or debt securities to maintain the security of the funds while maximizing the returns within the investment policy. The investment policy specifies the type of investment vehicles appropriate for the plan, asset allocation guidelines, criteria for selection of investment managers, and procedures to monitor overall investment performance, as well as investment manager performance.

Target Asset Allocation as of December 31, 2019
Canadian large cap equities	10.0%
Canadian small cap equities	3.3%
U.S. equities	17.4%
International equities	11.3%
Emerging markets	3.6%
Canadian long bonds	44.4%
Real estate pooled funds	10.0%

The Company’s retirement plan assets are reported at fair value. Level 1 assets include investments in publicly traded equity securities and mutual funds. These securities (or the underlying investments of the funds) are actively traded and valued using quoted prices for identical securities from market exchanges. Level 2 assets consist of fixed-income securities and comingled funds that are not actively traded or whose underlying investments are valued using observable marketplace inputs. The fair value of plan assets invested in fixed-income securities is generally determined using valuation models that use observable inputs such as interest rates, bond yields, low-volume market quotes and quoted prices for similar assets. Plan assets that are invested in comingled funds are valued using a unit price or net asset value (“NAV”) that is based on the underlying investments of the fund. Level 3 assets include investments in private equities and real estate funds valued using significant unobservable inputs. Substantially all of the Company’s retirement plan assets are categorized as Level 1 fair value measurements.

DIRECT ENERGY
NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS
(In millions)

NOTE 12 – INCOME TAXES
The income tax provision from continuing operations consisted of the following amounts:

	2019	2018
Current
U.S. Federal	$58	32
State	17	16
Foreign	9	15
Total – current	84	63
Deferred
U.S. Federal	(95)	28
State	(24)	10
Foreign	15	(17)
Total – deferred	(104)	21
Total income tax (benefit)/expense	(20)	84
Effective income tax rate	10.5%	28.4%

The following represented the domestic and foreign components of Income/(Loss) from Continuing Operations before Income Taxes:

	2019	2018
U.S.	$(275)	304
Foreign	85	(7)
Total	(190)	297

Tax Rate Reconciliation
Reconciliations of the U.S. federal statutory tax rate to Direct Energy's effective tax rate were as follows:

	Years Ended December 31,
	2019	2018
Income/(loss) from continuing operations before income taxes	$(190)	297
Tax at federal statutory tax rate	(40)	62
State taxes (Net of federal benefit of state deduction)	(6)	20
Clockwork transaction	17	-
Permanent differences	4	2
Foreign tax rate difference	5	-
Income tax (benefit)/expense	(20)	84
Effective income tax rate	10.5%	28.4%

The Company is subject to tax at various statutory tax rates, and there is no common parent as part of the financial statements. As such, the U.S. federal 21% tax rate was chosen as the statutory rate for the rate reconciliation presentation. For the year ended December 31, 2019, Direct Energy's effective income tax rate was lower than the federal statutory tax rate of 21% primarily due to the tax on the Clockwork disposition in April 2019, and the state

DIRECT ENERGY
NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS
(In millions)

taxes. For the year ended December 31, 2018, Direct Energy's effective income tax rate was higher than the federal statutory tax rate of 21% primarily due to the state taxes.

The temporary differences, which gave rise to the Company's deferred tax assets and liabilities consisted of the following:

	As of December 31,
	2019	2018
Deferred tax assets:
Deferred compensation, accrued vacation and other reserves	$22	32
Other intangible amortization	72	84
Bad debt reserve	24	16
Lease liability	12	-
Derivatives, net	101	-
Pension	7	6
Other	6	11
Net deferred tax assets	244	149
Deferred tax liabilities:
Difference between book and tax basis of property	(24)	(38)
Goodwill	(236)	(226)
Right of use assets	(11)	-
Derivatives, net	-	(18)
Other	(6)	(2)
Net deferred tax liabilities	(277)	(284)
Total deferred tax liabilities less deferred tax assets	(33)	(135)
Valuation allowance	(2)	(4)
Total deferred tax assets/(liabilities), net of valuation allowance	(35)	(139)

The Company believes its Canadian and certain state net operating losses may not be realizable under the more likely than not threshold and as such, a valuation allowance was recorded as of December 31, 2019 and 2018. As of December 31, 2019, and December 31, 2018, the Company's tax effected valuation allowance was $2 and $4 respectively, consisting of Canada and state NOL carryforwards.

The net change in the total valuation allowance was a decrease of $2 in 2019 mainly due to the Clockwork sale. There was no net change in the total valuation allowance in 2018.

As of December 31, 2019, the Company has gross net operating loss carryforwards for Federal income tax purposes of $6, which are available to offset future Federal taxable income, and would expire in 2038. The Company has gross net operating loss carryforwards for state income tax purposes of $64 ($2 net, on an apportioned basis), which are available to offset future state taxable income, and generally expire in 2028. The Company also has gross operating loss carryforwards for Canadian income tax purposes of $6 which are available to offset future Canadian taxable income and expire in 2031.

Uncertain Tax Benefits
Direct Energy has identified uncertain tax benefits of $6 and $6 as of December 31, 2019 and 2018, for which Direct Energy recorded non-current tax liabilities of $6 and $6, respectively. The Company recognizes interest and penalties related to uncertain tax benefits in interest expense and general expense, respectively. As of December 31,

DIRECT ENERGY
NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS
(In millions)

2019, and 2018, Direct Energy had cumulative interest and penalties related to these uncertain tax benefits of $2 and $2, respectively.

Direct Energy is subject to examination by taxing authorities for income tax returns filed in the U.S. federal jurisdiction and various state and foreign jurisdictions including operations located in Canada. The Company is no longer subject to U.S. federal income tax examinations for years prior to 2014. With few exceptions, state and local income tax examinations are no longer open for years prior to 2014. The Company is no longer subject to Canadian federal income tax examinations for years prior to 2016.

The following table summarizes uncertain tax benefits activity:

	Years Ended December 31,
	2019	2018
Balance as of January 1	$6	12
Increase due to current year positions	-	-
Settlements, payments and statute closure	-	(6)
Uncertain tax benefits as of December 31	$6	6

The Company did not expect any significant changes in its unrecognized tax benefits within 12 months of the reporting date.

NOTE 13 – SHARE-BASED PAYMENTS
The Parent maintains a number of share-based compensation plans, including the Restricted Share Scheme (“RSS”) and On Track Incentive Plan (“OTIP”), at the corporate level in which Direct Energy’s employees participate. Shares issued under these plans vest in two stages and are subject to continued employment. Employees leaving prior to the vesting date normally forfeit their rights to unvested share awards.

All awards granted pursuant to these programs relate to the Parent’s common shares. Therefore, the share-based compensation expense recorded by Direct Energy for the years presented includes certain expenses of the Parent that were allocated to Direct Energy for share-based compensation. The majority of the share-based payment charge arises from executive compensation plans. Recognition of the allocated share-based compensation expense additionally results in an increase to equity, recognized through Net Parent Investment. The amounts presented are not necessarily indicative of future performance and do not necessarily reflect the results that Direct Energy would have experienced had it been an independent company for the periods presented.

Restricted Stock Units (“RSUs”)
	Units	Weighted Average Grant Date Fair Value per Unit (in $)
Non-vested as of December 31, 2017	14,564,263	$2.52
Granted	5,934,652	1.79
Forfeited	(1,398,355)	2.61
Vested	(5,006,420)	2.76
Non-vested as of December 31, 2018	14,094,140	$2.38
Granted	9,638,282	1.50
Forfeited	(1,155,502)	1.88
Vested	(7,458,358)	2.63
Non-vested as of December 31, 2019	15,118,562	$1.81

DIRECT ENERGY
NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS
(In millions)

The total fair value of RSUs vested during the years ended December 31, 2019 and 2018 was $20 and $14, respectively. The weighted average per share grant date fair value of RSUs granted during the years ended December 31, 2019 and 2018 was $1.49 and $1.79, respectively.

The following table summarizes the allocated share-based compensation expenses included in Direct Energy’s combined consolidated Statements of Income/(Loss) and Comprehensive Income/(Loss):

	Compensation Expense
	Years Ended December 31,
Award	2019	2018
RSS	1	1
OTIP	13	6
Total	$14	7

The following table summarizes the non-vested compensation cost as of December 31, 2019:

	Non-vested Compensation Cost
	Unrecognized Total Cost	Weight Average Recognition Period Remaining (In Years)
Award	2019	2019
RSS	1	1.09
OTIP	7	1.24
Total	$8

NOTE 14 – COMMITMENTS, CONTINGENCIES, AND GUARANTEES
Legal Proceedings
Telephone Consumer Protection Act (“TCPA”) and Rate-Related Proceedings
The Company is defending legal proceedings arising from alleged violations of the TCPA, including three matters where the plaintiff is seeking to represent a class of similarly situated plaintiffs. These proceedings have been brought in Ohio (Dickson), Texas (Burk) and Pennsylvania (Perrong). A class of plaintiffs is yet to be certified in any of these proceedings.

The TCPA is a U.S. federal law that imposes restrictions on, among other things, unsolicited telemarketing through residential landlines, wireless lines, and facsimile (fax) lines, and the use of automated telephone dialing systems and artificial or pre-recorded voice messages without the recipient’s consent. The alleged communications in respect of the Dickson and Burk proceedings relate to a marketing campaign carried out on the Company’s behalf by a marketing agency and the Company has asserted claims against the marketing agency in relation to both matters.

In addition, the Company is defending legal proceedings where plaintiffs are bringing claims under state law relating to prices charged to customers whose contracts provide they are charged a price for gas or electricity that varies by month as determined by the Company. In these proceedings, the plaintiffs are seeking to represent a class of similarly situated plaintiffs and are bringing claims under several theories including breach of contract, unjust enrichment and inadequate disclosure. A class of plaintiffs is yet to be certified in any of these proceedings.

Each of these proceedings is being vigorously investigated and defended. Key procedural steps remain to be completed in each of these matters above. It is not possible to estimate potential exposure for these proceedings, and therefore, no liability is recognized on the combined consolidated Balance Sheets relating to these matters.

DIRECT ENERGY
NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS
(In millions)

Purchase Commitments
The following is a summary of the Company’s purchase commitments under PPAs:

Estimated minimum commitments	Total
2020	$4,568
2021	1,328
2022	812
2023	491
2024	412
Years after	1,294
Total	$8,905

Guarantees and Warranties
Direct Energy enters into various contracts that include indemnification and guarantee provisions as a routine part of the Company's business activities and accounts for such guarantees in accordance with the guidance in ASC 460, Guarantees (“ASC 460”). These contracts generally indemnify the counterparty for tax, environmental liability, litigation and other matters, as well as breaches of representations, warranties, and covenants set forth in these agreements. The Company is obligated with respect to customer deposits associated with the Company's retail businesses. In some cases, Direct Energy’s maximum potential liability cannot be estimated, since the underlying agreements contain no limits on potential liability.

Asset Sales — The purchase and sale agreements which govern Direct Energy's asset or share investments and divestitures customarily contain guarantees and indemnifications of the transaction to third parties. The contracts indemnify the parties for liabilities incurred as a result of a breach of a representation or warranty by the indemnifying party, or as a result of a change in tax laws. These obligations generally have a discrete term and are intended to protect the parties against risks that are difficult to predict or estimate at the time of the transaction. In several cases, the contract limits the liability of the indemnifier. Direct Energy has no reason to believe that the Company currently has any material liability from such routine indemnification obligations.

Other Guarantees — Direct Energy has issued other guarantees of obligations including payments under certain agreements with respect to payment or performance by fuel providers and payment or reimbursement of credit support and deposits. The Company does not believe that it will be required to perform under these guarantees.

Other Indemnities — Other indemnifications Direct Energy has provided cover operational, tax, litigation, and breaches of representations, warranties, and covenants. Direct Energy has also indemnified, on a routine basis in the ordinary course of business, consultants or other vendors who have provided services to the Company. Direct Energy's maximum potential exposure under these indemnifications can range from a specified dollar amount to an indeterminate amount, depending on the nature of the transaction. Total maximum potential exposure under these indemnifications is not estimable due to uncertainty as to whether claims will be made or how they will be resolved. Direct Energy does not have any reason to believe that the Company will be required to make any material payments under these indemnity provisions. Because many of the guarantees and indemnities Direct Energy issues to third parties and affiliates do not limit the amount or duration of its obligations to perform under them, there exists a risk that the Company may have obligations in excess of the amounts described above. For those guarantees and indemnities that do not limit the Company's liability exposure, the Company may not be able to estimate what the Company’s liability would be, until a claim is made for payment or performance, due to the contingent nature of these contracts.

DIRECT ENERGY
NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS
(In millions)

NOTE 15 – REGULATORY MATTERS
The Company operates in a highly regulated industry and is subject to regulation by various federal and state agencies. As such, the Company is affected by regulatory developments at both the federal and state levels and in the regions in which it operates. In addition, the Company is subject to the market rules, procedures, and protocols of the various ISO and RTO markets in which the Company participates. These power markets are subject to ongoing legislative and regulatory changes that may impact the Company's commercial and retail businesses.

On December 12, 2019 the State of New York Public Service Commission (“PSC”) issued an order mandating changes to the Retail Access Energy Market to strengthen customer protections and to enhance price and operational transparency which was confirmed in a PSC order issued September 18, 2020. The order significantly changes the type and terms of energy products that can be offered to new customers after its February 2021 implementation date. The order is being appealed by several parties. Management cannot predict the outcome of these appeals and the ensuing impact on the Company’s combined consolidated financial position, results of operations, or cash flows.

In addition to the regulatory proceeding described above, the Company and its subsidiaries are parties to other regulatory proceedings arising in the ordinary course of business and have other regulatory exposure. In management's opinion, the disposition of these ordinary course matters will not materially adversely affect the Company's combined consolidated financial position, results of operations, or cash flows.

NOTE 16 – RELATIONSHIP WITH PARENT AND OTHER RELATED PARTIES
Relationship with Parent
Historically, Direct Energy has been managed and operated in the normal course of business consistent with other affiliates of the Parent. Accordingly, certain shared costs have been allocated to Direct Energy and reflected as expenses in these combined consolidated financial statements. Management considers the allocation methodologies used to be reasonable and appropriate reflections of the historical Parent expenses attributable to Direct Energy for purposes of the standalone financial statements. However, the expenses reflected in the combined consolidated financial statements may not be indicative of the actual expenses that would have been incurred during the periods presented if Direct Energy historically operated as a separate, standalone entity.

General Corporate Overhead Allocation
The Company receives services and support from various functions performed by the Parent and expenses relating to these services have been allocated to Direct Energy and are reflected within Selling, General and Administrative expense in the combined consolidated Statements of Income/(Loss) and Comprehensive Income/(Loss). Net corporate allocation expenses were $34 and $43 for the years ended December 31, 2019 and 2018, respectively and these amounts include facility, depreciation, amortization, and corporate and administrative services. Where direct assignment is not possible or practical, these costs were allocated on a pro rata basis of revenues, headcount, number of transactions, or other measures.

Cash Management and Financing
Direct Energy participates in the Parent’s centralized cash management and financing programs. Disbursements are made through centralized accounts payable systems, which are operated by the Parent. Cash receipts are transferred to centralized accounts which are also maintained by the Parent.

Historically, Direct Energy has received funding from the Parent for Direct Energy’s operating and investing cash needs. The Parent’s third-party debt and the related interest expense have not been allocated to Direct Energy for any of the years presented as Direct Energy is not the legal obligor of the debt and the Parent’s borrowings were not directly attributable to Direct Energy.

Due from/Due to Affiliates
The Company is obligated under certain related party debt arrangements with the Parent. These notes payable to related parties are accounted for on an amortized cost basis with interest recognized using the effective interest rate method. The Company may prepay these loans without penalties, but would be required to pay the accrued interest during the period up until the advanced repayment date. Net interest expense recognized in relation to related party notes payable was $60 and $58 for the years ended December 31, 2019 and 2018, respectively. These amounts are

DIRECT ENERGY
NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS
(In millions)

included within Interest Expense in the combined consolidated Statements of Income/(Loss) and Comprehensive Income/(Loss).

Term Loans
The Company has a $500 loan agreement (“Term Loan A”) and a separate $500 loan agreement (“Term Loan B”) with the Parent, which are due in full by September 26 and September 28, 2021, respectively. These term loans bear an interest rate that resets quarterly in accordance with market rates. The average interest rate on Term Loan A was 6.75% for 2019 and 2018 and the average interest rate on Term Loan B was 6.80% for 2019 and 2018. As of December 31, 2019, and 2018, each of the term loans had an outstanding balance of $500. These amounts are presented on the combined consolidated Balance Sheet as Related Party Notes Payable.

In addition, the Company repaid a $500 loan agreement to the Parent on November 20, 2018. Per the loan agreement, the repayment was adjusted for the foreign exchange difference as of the date of repayment, which resulted in the Company realizing a $40 gain on termination of the loan.

Revolving Credit Facilities
On March 27, 2015, the Company and the Parent entered into a revolving credit facility agreement denominated in USD (“U.S. Revolving Credit Facility”). On March 30, 2015, the Company and the Parent entered into a revolving credit facility agreement denominated in CAD (“Canadian Revolving Credit Facility”). These revolving credit facilities, which were most recently amended on May 9, 2018, are both due in full by October 26, 2021 and bear an interest rate that resets quarterly in accordance with market rates. The average interest rate on the U.S. Revolving Credit Facility was 6.73% for 2019 and 5.83% for 2018. The average interest rate on the Canadian Revolving Credit Facility was 6.35% for 2019 and 5.56% for 2018.These revolving credit facilities are balanced with the Parent each day. The Company’s working capital cycle fluctuates materially each month, which results in funds due from/(to) the Parent depending on certain circumstances. Interest is paid or received by the Company based on amounts due to or from the Parent respectively. The outstanding balance of the U.S. Revolving Credit Facility due from/(to) the Parent was $244 and $(8) as of December 31, 2019 and 2018, respectively. The outstanding balance of the Canadian Revolving Credit Facility due from/(to) the Parent was CAD $32 (USD $24) and CAD $(32) (USD $(24)) as of December 31, 2019 and 2018, respectively. These amounts are presented on the combined consolidated Balance Sheets as either Due from Affiliates or Due to Affiliates. These amounts are presented on the combined consolidated Statement of Cash Flows in either investing or financing activities depending on whether the outstanding amount is either due from/(to) the Parent.

Relationship with Other Related Parties
Revenues and expenses relating to transactions with other related parties were nil for each of the years ended December 31, 2019 and 2018. Amounts due from/(to) affiliates are presented net on the combined consolidated Balance Sheets as either Due from Affiliates or Due to Affiliates.

The Company has a $41 loan agreement (“Term Loan C”) with an affiliate due in full by July 27, 2021. The average interest rate on the One Year Term Loan was 7.02% for 2019 and 6.03% for 2018. Unpaid interest is accrued to the principal balance of Term Loan C. As of December 31, 2019, and 2018, Term Loan C had an outstanding balance of $41 and $40.

NOTE 17 – SUBSEQUENT EVENTS
The Company has evaluated subsequent events from the date of the combined consolidated Balance Sheet through October 26, 2020, the date at which the combined consolidated financial statements were available to be issued.

During March 2020, a global pandemic was declared by the World Health Organization (“WHO”) related to the rapidly growing outbreak of a novel strain of coronavirus (“COVID-19”). The pandemic is having an unprecedented impact on the world economy as governments react to this public health crisis. Governments have mandated various restrictions, including travel restrictions, restrictions on public gatherings, stay at home orders and advisories, and quarantining of people who may have been exposed to the virus. Gas and electricity were deemed as critical and essential business operations under various state and federal governmental COVID-19 mandates. The Company remains focused on protecting the health and well-being of its employees, while supporting its customers and the

DIRECT ENERGY
NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS
(In millions)

communities in which it operates and assuring the continuity of its operations. To date, the Company has not experienced any material disruptions in its ability to continue its business operations. However, there has been a negative financial effect on the Company's combined consolidated financial position, results of operations, and cash flows.